Exhibit 99.2

Ampio Pharmaceuticals, Inc. to Begin Trading on the NASDAQ Capital Market

GREENWOOD VILLAGE, Colo., May 19, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (Nasdaq Capital Market: AMPE) (“Ampio” or the “Company”), a company focused on new uses for previously approved drugs and new molecular entities (“NMEs”), today announced that its common stock will commence trading on the NASDAQ Capital Market under the ticker symbol “AMPE” commencing today, May 19, 2011.

Don Wingerter, the Company’s CEO, said, “We are extremely excited to begin trading on the NASDAQ Capital Market – a milestone in our market exposure. With this listing, we will no longer trade on the OTC Bulletin Board. We believe this listing is an excellent opportunity to introduce new investors to Ampio and our vision for product candidates we are currently developing.”

About Ampio

The Company is currently performing a phase II clinical trial for the treatment of diabetic macular edema and is evaluating the data from a recently completed phase III clinical trial for the treatment of premature ejaculation. Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

Ampio Pharmaceuticals, Inc.

303-418-1000

SOURCE Ampio Pharmaceuticals, Inc.